As filed with the Securities and Exchange Commission on May 21, 2018

Registration No. 333-222193

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLIS TEK INC.

(Name of Issuer in Its Charter)

Nevada

(State or other jurisdiction of incorporation)

3646	20-8609439
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Alan Lien, CEO

853 Sandhill Avenue.,

Carson, CA 90746

Telephone: (888) 998-8881

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

The Bingham Law Group, APC

1106 Second St. Suite 195

Encinitas, California 92024

(760) 230-1617 Office

(760) 579-7699 Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller Reporting Company [X]
Emerging Growth Company [ ]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On December 20, 2017, Solis Tek Inc. filed a registration statement on Form S-1, with the Securities and Exchange Commission (the “SEC”) SEC File No. 333-222193 (the “Registration Statement”) for the purpose of registering the sale of 11,118,150 shares of our common stock, $0.001 par value per share (the “Common Stock”) by the selling security holders identified therein (the “Selling Stockholders”). The Common Stock covered by this prospectus consists of (i) 5,250,000 shares of common stock issuable upon the conversion of a Convertible Debenture (the “Debenture Shares”), (ii) 1,105,650 Common Shares issuable upon the conversion of Series A Preferred Stock (the “Series A”) and (iii) 4,762,500 shares of Common Stock issuable upon exercise of warrants. The Registration Statement was declared “Effective” on January 5, 2018.

On October 29, 2017, we sold a total of 117 shares of Series A to an accredited investor (the “Series A Investor”) for gross proceeds of $351,000. The Series A were convertible into 368,500 common shares. As additional consideration, and taking into account certain anti-dilution rights, the Company issued five-year Series A Warrants (the “Series A Warrants”) to the Investor to purchase an aggregate total of 450,000 shares of the Company’s Common Stock, for $1.10 per share.

On November 8, 2017, we sold a $1,750,000 Secured Convertible Debenture (the “Debenture”) convertible into 1,750,000 shares of Common Stock, and five-year Debenture Warrants to purchase 1,137,500 shares of our common stock (the “Debenture Warrant Shares”) at $1.10 per share (the “Debenture Transaction”).

Pursuant to the terms of the Series A Subscription Agreement, and the Securities Purchase Agreement we registered three (3) times the amount of common shares that would be issued to the Series A Investor, and the Debenture Holder, so as to provide for additional registered common shares that may be issued as a result of dilution resulting from stock splits, stock dividends, or similar transactions as a result of the anti-dilution provisions contained in the Subscription Agreement and the Series A Designations for the Series A filed with the state of Nevada.

This Post-Effective Amendment No. 1 to Form S-1 is being filed to deregister, as of the effective date of this Post-Effective Amendment No. 1, shares of our Common Stock under the Registration Statement, issued in the Private Placement that have not been sold pursuant to the Registration Statement.

As of May 21, 2018, the Debenture Holder has converted all of the amounts due under the Debenture into 1,750,000 Common shares and has exercised all of the Debenture Warrants for which the Company issued 1,137,500 Common shares. In addition, the Company issued 38,082 common shares for the payment of interest on the Debenture.

As of May 21, 2018, the Series A Investor has converted all Series A into 368,550 Common shares and has exercised a total of 168,860 Series A Warrants for which the Company issued 168,860 Common shares. There are 281,140 Series A Warrants remaining outstanding and 843,420 shares will remain reserved for issuance upon exercise of the Series A Warrants (281,140 x 3 = 843,420 per the Series A Subscription Agreement) and shall continue to be registered under the Registration Statement.

Pursuant to the undertaking of the Registrants as required by Item 512(a)(3) of Regulation S-K, the Registrants are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 10,274,730 Common Shares under the Registration Statement that were not issued upon conversion of the Debenture, the conversion of the Series A, and the exercise of the Debenture Warrants and the Series A Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 22, 2018.

Solis Tek Inc.

By:	/s/ Alan Lien
Alan Lien, CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Dennis G. Forchic, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signatures

/s/Alan Lien	Director	May 22, 2018
Alan Lien

/s/ Alvin Hao	Director	May 22, 2018.
Alvin Hao